EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Lisa Stricker - Tel. (773) 864-3610 Director, Public Relations

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - mmessing@mww.com

BALLY TOTAL FITNESS SELLS A PORTION OF
ITS MEMBERSHIP RECEIVABLES PORTFOLIO

Sale Nets Bally Initial Proceeds of $60 Million

       CHICAGO, September 6, 2001 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced the sale of another random cross-section of the Company’s membership receivables portfolio to a major financial institution. The funding from the sale of approximately 10% of the portfolio at net book value yielded $60 million of initial cash proceeds and future profit participation on the same terms as the sale of membership receivables earlier this year. The initial proceeds from the sale were used to reduce debt.

       "This sale further demonstrates the strength and value of Bally Total Fitness membership receivables and is the second step in our strategy to monetize the portfolio,” said Mike Karoff, Vice President, New Product Marketing for Bally Total Fitness. “We are pleased with the performance of the membership receivables portfolio, and continue to evaluate additional opportunities to sell receivables in order to demonstrate the strength of our balance sheet."

       Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and nearly 400 facilities located in

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28 states and Canada. With more than 125 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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